APPENDIX A

FIFTH CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NYTEX ENERGY HOLDINGS, INC.
I.
The name of the corporation is NYTEX Energy Holdings, Inc., a Delaware corporation (the “Corporation”).
The Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on January 19, 1988 (the “Certificate of Incorporation”).
A Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on October 16, 2006 (the “First Amendment”).
A second Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on August 14, 2008 (the “Second Amendment”).
A third Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on October 8, 2008 (the “Third Amendment”).
A fourth Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on October 29, 2010 (the “Fourth Amendment”).
The Certificate of Incorporation as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment is referred to herein as the “Amended Certificate of Incorporation.”
II.
The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “Code”), does hereby certify:
FIRST: That pursuant to Section 141 of the Code, the Board of Directors (the “Board”) of the Corporation, without the holding of a meeting of the Board, consented to and adopted in all respects the following amendment to the Amended Certificate of Incorporation, declaring said amendment to be advisable and calling for the amendment to be presented to the stockholders of the Corporation entitled to vote thereon for their consideration and approval. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Amended Certificate of Incorporation of the Corporation be amended by changing ARTICLE I so that, as amended, said Article shall be and read as follows:

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ARTICLE I
Name

The name of the Corporation is Sable Natural Resources Corporation
SECOND: That thereafter, the stockholders acting pursuant to the provisions of Section 228(a) of the Code, and representing not less than the minimum number of votes that would be necessary to authorize or take the actions set forth therein at a meeting at which all shares entitled to vote thereon were present and voted, consented to and voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 26th day of November, 2014.

NYTEX Energy Holdings, Inc. /s/ Michael Galvis
Michael Galvis, Chief Executive Officer

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